Exhibit 5.1

May 3, 2011

Stepan Company

Edens and Winnetka Road

Northfield, Illinois 60093

Re:	Registration Statement on Form S-8 Filed by Stepan Company

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Stepan Company, a Delaware corporation (the “Company”), and, as such, I and the attorneys that I supervise, have acted as counsel for the Company in connection with the registration of 1,300,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”) pursuant to the Stepan Company 2011 Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, I, and the attorneys that I supervise, have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock awards, restricted stock awards or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ H. Edward Wynn
H. Edward Wynn
Stepan Company
Vice President, General Counsel and Secretary